TAX INDEMNIFICATION AND CONTEST AGREEMENT



                                BY AND AMONG



                APARTMENT INVESTMENT AND MANAGEMENT COMPANY,



                  NATIONAL PARTNERSHIP INVESTMENTS CORP.,



                              XYZ HOLDINGS LLC



                   AND THE OTHER PARTIES SIGNATORY HERETO









                        Dated as of December 3, 2001






                 TAX INDEMNIFICATION AND CONTEST AGREEMENT

                  This TAX INDEMNIFICATION AND TAX CONTEST AGREEMENT (this "Agreement") is dated as of December 3, 2001, by and among XYZ Holdings LLC ("XYZ" or the "Lead Indemnitor"), The Casden Company ("TCC"), Casden Investment Corp. ("CIC"), Alan I. Casden ("AIC"), and Cerberus Partners, L.P. ("CP") (the "Additional Indemnitors" and, collectively with the Lead Indemnitor, the "Indemnitors"), and Apartment Investment and Management Company ("AIMCO") and National Partnership Investments Corp. ("NAPICO").

                                 WITNESSETH

                  WHEREAS, AIMCO has entered into an Agreement and Plan of Merger with each of Casden Properties, Inc. ("Casden REIT") and Casden Park La Brea, Inc. ("CPLB REIT"), each dated as of the date hereof (the "Casden Merger Agreement" and the "Park La Brea Merger Agreement," respectively and, together, the "Merger Agreements"); and

                  WHEREAS, as a condition to entering into the Merger Agreements, the Contribution Agreement, the Casden Contribution Agreement and other agreements to be entered into in connection therewith
(collectively, the "Acquisition Agreements"), and as an inducement to do so, the parties hereto are entering into this Agreement;

                  NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         Section 1. Definitions. For purposes of this Agreement, the following terms shall apply:


                  (a) "Acquired Asset" shall mean any asset acquired directly or indirectly by AIMCO as a result of the transactions contemplated by the Merger Agreements.

                  (b) "AIMCO Common Stock" shall mean shares of AIMCO's Class A Common Stock, par value $.01 per share, issued pursuant to the Acquisition Agreements and any other securities issuable in respect thereof, whether as a dividend or distribution, in connection with a stock split, merger, recapitalization or otherwise.

                  (c) "AIMCO Common Stock Price" shall mean $47 per share.

                  (d) "AIMCO OP Units" shall mean partnership common units of AIMCO OP issued pursuant to the Acquisition Agreements and any other securities issuable in respect thereof, whether as a distribution, in connection with a split of such common units, merger, recapitalization or otherwise.

                  (e) "AIMCO Securities" shall mean AIMCO Common Stock or AIMCO OP Units.

                  (f) "Casden" shall mean Casden Properties, Inc. and every Casden Subsidiary.

                  (g) "Casden Entities" shall mean AIC, TCC and CIC.

                  (h) "CPLB" shall mean CPLB REIT and every CPLB Subsidiary (as defined in the Park La Brea Merger Agreement).

                  (i) "Final Determination" shall mean (i) a decision, judgment, decree, or other order by any court of competent jurisdiction, which decision judgment, decree, or other order has become final after all allowable appeals by either party to the action have been exhausted or the time for filing such appeal has expired, (ii) a closing agreement entered into under Section 7121 of the Code, or any final settlement agreement entered in connection with any administrative or judicial proceeding, or
         (iii) the expiration of time for instituting a claim for refund, or if such claim was filed, the expiration of time for instituting a suit with respect thereto.

                  (j) "Indemnitee" shall mean each of AIMCO and NAPICO, as the case may be.

                  (k) "Indemnity Amount" shall mean the amount payable by Indemnitor to an Indemnitee pursuant to Section 2.

                  (l) "Pre-Closing Period" shall mean any taxable year or period that ends on or before the Closing Date.

                  (m) "Scheduled Taxes" shall mean the items listed on Schedule B hereto.

                  (n) "Section 6662 Tax Liabilities" shall mean any penalties imposed by a Tax authority for fraud, willful misconduct or under Section 6662(b)(2) of the Code (or similar provisions of state, local or foreign law), and any interest and additions to tax related thereto.

                  (o) "Straddle Period" shall mean, with respect to any taxable year or period of an entity that begins on or before the Closing Date but ends after the Closing Date, the portion of such taxable year or period that (i) begins on the first day of such taxable year or period, and (ii) ends on the Closing Date. For purposes of this Agreement, the Tax liability of any entity with respect to a Straddle Period shall be computed as follows: (i) in the case of Taxes of an entity that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale, transfer, assignment, or distribution of property (whether real or personal, tangible or intangible) by such entity, the Tax liability for the Straddle Period shall be deemed equal to the amount that would be payable if the period for which such Tax is assessed had ended on and included the Closing Date, not including transactions occurring on the Closing Date after the Closing, and not including transfer and similar taxes related to the transactions contemplated by the Acquisition Agreements, determined, to the extent permissible under applicable laws, in a manner which is consistent with such entity's accounting practices and business operations as in effect prior to the Closing Date; and (ii) in the case of Taxes that are not described in clause (i) above, the Tax liability for the Straddle Period shall be the amount due and payable on or before the Closing Date.

                  (p) "Substantial Authority" shall mean substantial authority within the meaning of Section 6662(d)(2)(B)(i) of the Code and the Treasury Regulations promulgated thereunder.

                  (q) "Tax Law Change" shall mean modifications to, or enactment, promulgation, release or adoption of any changes in the Code or the Tax law of any state, local, or foreign jurisdiction.

                  (r) "Tax" and/or "Taxes" shall mean all Federal, state, local and foreign taxes, charges, fees, duties (including customs duties), levies or other assessments, including without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee's income withholding, other withholding, and unemployment taxes, which are imposed by any governmental authority, and such term shall include any interest, penalties or additions to tax attributable thereto; provided, however, that Transfer Taxes shall be excluded.

                  (s) "Tax Return" shall mean a report, return or other information return required to be supplied to a governmental entity with respect to Taxes (and any amendments thereto) including, combined or consolidated returns for any group of entities.

                  (t) "Value" shall mean, as of any date, and (A) with respect to any shares of AIMCO Common Stock, the number of such shares multiplied by the sum of (i) the AIMCO Common Stock Price and (ii) the amount of any dividends that have accrued on a share of AIMCO Common Stock from the Effective Time that have not been paid as of such date, and (B) with respect to any AIMCO OP Units, the number of such AIMCO OP Units multiplied by the sum of (i) the AIMCO Common Stock Price and (ii) the amount of any distributions that have accrued on an AIMCO OP Unit from the Effective Time that have not been paid as of such date (if any).

                  (u) Any capitalized terms used herein and not defined herein, shall have the meaning assigned to it in the Casden Merger Agreement.

         Section 2. Amount and Scope of Indemnification.

                  (a) Indemnitors shall provide indemnification to each Indemnitee as set forth below.

                      (i) Indemnitors shall indemnify AIMCO for:

                          (A) any Tax liability (other than Section 6662
                      Tax Liabilities, Scheduled Taxes and Tax liabilities covered under Section 2(a)(i)(D) hereof) of Casden or CPLB for any Pre-Closing Period or Straddle Period that has not been paid; provided, that, the aggregate amount payable pursuant to this Section 2(a)(i)(A) and Section 2(a)(ii)(A) shall not exceed $37,500,000; provided further, that a claim is made by the Internal Revenue Service (or any other Tax authority) within three (3) years of the filing of the Tax return unless a longer statute of limitations applies as a result of the assessment of a Section 6662 Tax Liability, in which case, a claim can be made at any time;

                          (B) any Section 6662 Tax Liability of Casden or
                      CPLB for any Pre-Closing Period or Straddle Period;

                          (C) two-thirds (2/3) of any Tax liability
                      resulting from the imposition of Tax, directly or indirectly, on AIMCO under the principles of Section 1374 of the Code (as set forth in Temp. Treas. Reg. ss. 1.337(d)-5T and IRS Notice 88-19) as a result of the direct or indirect sale by AIMCO of any Acquired Asset within three (3) years of the Closing; provided that the aggregate amount payable pursuant to this
                      Section 2(a)(i)(C) shall not exceed $10,000,000; and

                          (D) any Tax liability of Casden or CPLB incurred
                      as a result of the transactions undertaken in connection with the Commercial Sale, the Ross Store Sale, or the Asset Purchase.

                      (ii) Indemnitors shall indemnify NAPICO for:

                          (A) any Tax liability (other than Section 6662
                      Tax Liabilities) of NAPICO for any Pre-Closing Period or Straddle Period ending after December 31, 1998 that has not been paid; provided, that, the aggregate amount payable pursuant to this Section 2(a)(ii)(A) and Section 2(a)(i)(A) shall not exceed $37,500,000; provided further, that the Indemnitee make a claim for such amounts within three (3) years of the filing of the Tax return unless a longer statute of limitations applies as a result of the assessment of a Section 6662 Tax Liability, in which case, a claim can be made at any time; and

                          (B) any Section 6662 Tax Liability of NAPICO for
                      any Pre-Closing Period or Straddle Period.

                      (iii) Notwithstanding anything to the contrary herein, the three (3) year time limitation for indemnification set forth in Section 2(a)(i)(A) and
                      Section 2(a)(ii)(A) shall be extended to include any period if the statute of limitation is extended; provided that, (A) the Lead Indemnitor shall have the right to extend the statute of limitations for Taxes which AIMCO reasonably believes are likely to result in an assessment for which the Lead Indemnitor would have the right to control a contest thereof under
                      Section 5(d) and (B) AIMCO shall have the right to extend the statute of limitations for all other Taxes.

                      (iv) Notwithstanding any other provision herein, the Casden Entities shall indemnify each Indemnitee for any Tax liability of NAPICO for any taxable year ending on or prior to December 31, 1998.

                  (b) Except to the extent that any provision of this Agreement specifically denominates an amount due pursuant to this Agreement as interest in respect of a delayed payment, any indemnification payment tendered to an Indemnitee pursuant to this
         Section 2 will be treated by the parties as an adjustment to the consideration received under the Acquisition Agreements to the extent permitted by law.

                  (c) In the event an Indemnitee makes a claim for indemnification hereunder, such Indemnitee shall provide the Lead Indemnitor with a written statement setting forth in reasonable detail the computation of the amount described in Section 2(a).

                  (d) Any payment determined due to an Indemnitee pursuant to this Section 2 shall be paid within the later of (i) twenty
         (20) business days after written notice from such Indemnitee to the Lead Indemnitor that such amounts are due and payable by Indemnitors, or (ii) ten (10) business days prior to the due date for any return on which such Indemnitee would reflect such income or gain. Any payment required under this Section 2 and not made when due shall bear interest at the greater of (i) 5% per annum or
         (ii) the interest rate charged by the applicable authority in respect of such amounts, in each case, calculated and payable monthly, compounded monthly if not paid when due.

                  (e) Upon request of the Lead Indemnitor, the basis of the claim and the accuracy of an Indemnitee's calculation of the amount or amounts payable to or by such Indemnitee pursuant to
         Section 2 shall be verified by an independent, nationally recognized accounting firm (other than the preparer of such Indemnitee's Tax Returns or financial statements) selected by such Indemnitee with the consent of the Lead Indemnitor, which consent shall not be unreasonable withheld. In order to enable such accountants to verify the basis and accuracy of such claim, such Indemnitee shall provide to such accountants all information reasonably necessary for such verification, including any computer analyses used by such Indemnitee to calculate such amount or amounts. In conducting its verification, the accounting firm shall consult with, and consider in good faith the opinions and positions of, such Indemnitee and the Lead Indemnitor as to the proper resolution of any matters at issue. The review and determination of such calculations by such accounting firm pursuant to this Section 2(e) shall be final. The parties hereto agree that, if the accounting firm is required to resolve any matters relating to the computations, the accounting firm (i) shall provide such Indemnitee and the Lead Indemnitor with a written notification that describes in reasonable detail the matter or matters at issue, and (ii) prior to its resolution of the matter or matters at issue, shall provide such Indemnitee and the Lead Indemnitor with an opportunity to set forth their positions concerning the proper resolution of the matter or matters at issue in accordance with a procedure reasonably acceptable to both such Indemnitee and the Lead Indemnitor. The cost of such verification shall be borne by the Lead Indemnitor unless it is the determination of such verification that the actual amount or amounts payable deviates, in a manner favorable to the Indemnitors, by more than 10% from the amount originally determined by such Indemnitee, in which case such cost shall be borne by such Indemnitee.

                  (f) At the request and expense of the Lead Indemnitor, the Indemnitees shall seek any refund of any Tax. In the event any Indemnitee receives a refund of (i) any amount which gave rise to an indemnification payment hereunder, or (ii) any Tax paid by Casden prior to the Closing Date with respect to a Pre-Closing Period or Straddle Period, such Indemnitee shall refund such indemnification payment to the Indemnitors to the extent of the Indemnitors' portion of the refund, net of collection or other costs (including any additional Taxes imposed on such Indemnitee) related thereto that have not theretofore been reimbursed by the Indemnitors to such Indemnitee.

                  (g) The liability of the Casden Entities, on the one hand, and CP, on the other hand, shall be several, but not joint, in proportion to the percentages set forth on Schedule A hereto. The liability of XYZ under this Section 2 shall be joint and several with all other Casden Entities. The liability of the Casden Entities under this Section 2 shall be joint and several with respect to the sum of the percentages set forth on Schedule A hereto for all members of the Casden Entities. No Indemnitor other than XYZ shall be required to make any payment under this Section 2 unless and until XYZ has failed to satisfy any indemnification obligation under this Agreement.

                  (h) The Indemnitees agree to accept from the Indemnitors, in satisfaction of all or a portion of any indemnification obligation under this Agreement, AIMCO Securities with a Value equal to the amount of such obligation.

         Section 3. Exclusions. Notwithstanding any other provision of this Agreement, the Indemnitors shall not have any liability for indemnification under this Agreement for any Tax liability attributable, in whole or in part, to:

                  (a) any fraud, willful misconduct or gross negligence of any Indemnitee or officer, director, employee or agent thereof;

                  (b) the failure of any Indemnitee to contest a Tax Claim in accordance with Section 5 below; or

                  (c) the failure of any Indemnitee to comply on a timely basis with certification, information, documentation, reporting or other similar requirements imposed on such Indemnitee and concerning the nationality, residence, or identity of such Indemnitee, or the failure of any Indemnitee to comply with its obligations set forth in Section 4, to the extent the Lead Indemnitor demonstrates that its ability to contest such Tax liability is actually prejudiced by such failure of the Indemnitee.

         Section 4. Preparation of Tax Returns. The Lead Indemnitor will be responsible for the preparation and filing of all Tax Returns for Casden and CPLB for all Pre-Closing Periods and pay all third-party costs and expenses incurred in preparing and filing such Tax Returns. All Tax Returns for Casden and CPLB for any Pre-Closing Period and any Straddle Period shall be prepared in a manner consistent with the applicable entity's past practices as in effect prior to the Closing Date; provided, that, such past practices are in accordance with the Code and the regulations thereunder. AIMCO agrees to reasonably cooperate in the preparation and filing of such Tax Returns and to make available at its expense records and employees of AIMCO necessary for the preparation or such Tax Returns. AIMCO and its accountants will be provided for their review and comment, a draft of each material Tax Return with respect to any period (or portion thereof) ending on or before the Closing Date at least 20 days prior to the date the Lead Indemnitor intends to file such Tax Return. AIMCO shall notify the Lead Indemnitor in writing of any proposed change (a "Proposed Change") to any such Tax Return within five business days after the delivery of such Tax Return by the Lead Indemnitor. The Lead Indemnitor shall consider in good faith any such Proposed Change and shall notify AIMCO of its acceptance or rejection of any such change within five days after receipt thereof. If the Lead Indemnitor and AIMCO disagree as to the necessity or correctness of any Proposed Change and such proposed change relates in any material way to the REIT status of any Indemnitee, such Proposed Change shall be submitted to an independent, nationally recognized accounting firm (other than the preparer of AIMCO's or the any of the Indemnitors' Tax Returns or financial statements) selected by the accounting firm of AIMCO and the Lead Indemnitor, for immediate resolution. In resolving a dispute concerning any Proposed Change, the accounting firm shall consult with, and consider in good faith the opinions and positions of, AIMCO and the Lead Indemnitor as to the proper resolution of any matters at issue. The decision of such accounting firm concerning such Proposed Change shall be final. The cost of such resolution shall be borne 50% by AIMCO and 50% by the Lead Indemnitor (or the Additional Indemnitors if not paid by the Lead Indemnitor).

         Section 5. Contests Pertaining to Tax.

                  (a) An Indemnitee shall promptly notify the Lead Indemnitor of (i) the commencement of an examination of the federal income Tax Returns of Casden, CPLB, or NAPICO with respect to any Pre-Closing Period or Straddle Period (an "IRS Exam") and
         (ii) the receipt by it from the Internal Revenue Service of a written, proposed or final revenue agent's report, a 30-day letter or a notice of deficiency (as described in 6212 of the Code) or similar written notice from a Tax authority of a state, local, or foreign government, in which an adjustment is proposed or determined to the Taxes for which Indemnitors may be required to provide indemnification pursuant to this Agreement (a "Tax Claim"); provided, however, that any failure to provide such notice shall not relieve Indemnitors of any obligation to indemnify such Indemnitee hereunder except to the extent that the Lead Indemnitor demonstrates that its ability to contest such adjustment is actually prejudiced by such failure of the Indemnitee.

                  (b) In the event of an IRS Exam, the Indemnitee shall provide the Lead Indemnitor (i) copies of any requests for information or documents related to the items for which indemnification is sought and (ii) reasonable opportunity to review and comment upon responses to such requests and to participate in any submission to the Internal Revenue Service in connection with such IRS Exam.

                  (c) The Indemnitee shall use reasonable efforts to contest any Tax Claim in accordance with Section 5(e); provided, however, that such Indemnitee shall not be required to contest a Tax Claim unless it has received on a timely basis (x) a legal opinion (setting forth in reasonable detail the facts and analysis upon which such opinion is based) of independent counsel selected by the Lead Indemnitor with the consent of such Indemnitee which consent will not be unreasonably withheld (the cost of which shall be borne by the Lead Indemnitor) that there is a reasonable basis that such Indemnitee will prevail on the merits of the case and
         (y) a written notice (an "Indemnitor's Acknowledgement") from the Lead Indemnitor in which the Lead Indemnitor acknowledges (i) that such Tax Claim, if sustained in a Final Determination, may be subject to the obligation hereunder to indemnify such Indemnitee, and (ii) that Indemnitors are liable to pay all reasonable costs and expenses incurred by such Indemnitee in connection with any contest, including, without limitation, all reasonable legal and other documented out-of-pocket expenses, and shall have provided such Indemnitee with adequate assurances for the payment thereof. Failure of the Lead Indemnitor to deliver an Indemnitor's Acknowledgement to such Indemnitee within forty-five (45) days after Indemnitor's receipt of written notice of a Tax Claim shall result in Indemnitors' waiver of any obligation of such Indemnitee to contest a Tax Claim, and such Indemnitee shall be entitled to concede or settle such Tax Claim in its sole and absolute discretion and Indemnitors shall indemnify such Indemnitee for any Tax liability suffered by such Indemnitee.

                  (d) The Lead Indemnitor will be entitled to contest (acting through counsel selected by the Lead Indemnitor with the consent of the Indemnitee whose receipt of a Tax Claim gives rise to such contest which consent shall not be unreasonably be withheld) and control the contest of any Tax Claim if (i) the aggregate maximum amount payable in respect of all Tax Claims does not exceed the Indemnitors' maximum liability under Section 2(a),
         (ii)(A) such Tax Claim is asserted by the Internal Revenue Service with respect to a Pre-Closing Period or Straddle Period of Casden, CPLB or NAPICO or the claim relates in any material way to the status of Casden REIT or CPLB REIT as a REIT or the amount of any excise tax under Section 857(b)(5) of the Code, or (B) such Indemnitee requests that the Lead Indemnitor control such contest,
         (iii) such Tax Claim may be segregated in a reasonable manner procedurally and contested independently from Tax claims of such Indemnitee for which the Indemnitors are not obligated to indemnify such Indemnitee, and (iv) such Indemnitee reasonably believes that the conduct of such contest will not adversely affect the Indemnitee's status as a "real estate investment trust" under Section 856 of the Code ("REIT Status") or the REIT Status of another Indemnitee. If a Tax Claim relates in any material way to the status of Casden REIT or CPLB REIT as a REIT and the claim also relates to other items, AIMCO shall use its reasonable efforts to separate the items related to the status of Casden REIT or CPLB REIT as a REIT into a contest separate from the contest of the other items. Any such contest controlled by the Lead Indemnitor shall be contested at the Lead Indemnitor's sole cost and expense. The Lead Indemnitor shall consult in good faith with, and keep reasonably informed, such Indemnitee and its counsel and shall provide such Indemnitee with copies of any documents, reports or claims issued by or sent to the relevant auditing agent or Tax authority, as well as a reasonable opportunity to review and comment thereon, but the decisions regarding what actions are to be taken shall be made by the Lead Indemnitor in its sole judgment, unless (i) such Indemnitee reasonably believes that it must conduct such proceeding to avoid a material adverse affect to its REIT Status or the REIT Status of another Indemnitee or (ii) the aggregate maximum amount payable in respect of all Tax Claims exceeds the Indemnitors' maximum liability under Section 2(a), in which case, notwithstanding any other provision of this Agreement to the contrary, Indemnitee may thereafter take over and control the contest of such Tax Claim in accordance with Section 5(e).

                  (e) In the case of all Tax Claims not described in the first sentence of Section 5(d), not described in the first sentence of Section 5(f), where the Indemnitee takes control under the last sentence of Section 5(d), or where the Indemnitee takes control under the last sentence of Section 5(f), the Indemnitee shall control the conduct of the contest of any such claim with its own counsel and including any and all administrative appeals, proceedings, hearings and conferences with any Tax authority in respect of any such claim, considering, however, in good faith such requests as the Lead Indemnitor and its counsel shall make concerning the prudent manner in which to contest such claim. The reasonable contest costs (including without limitation accountant's fees, investigatory fees, and fees and disbursements of counsel) incurred by such Indemnitee in good faith in contesting the Tax Claim shall be borne by the Lead Indemnitor. Indemnitee shall keep the Lead Indemnitor reasonably informed as to the progress of such contest and shall give the Lead Indemnitor and its counsel opportunity to review and comment in advance in all material written submissions and filings relevant to the substantive issues which would potentially give rise to a Tax liability (after making appropriate redactions to preserve the confidentiality of all matters not directly related to such substantive issues). The Lead Indemnitor and its counsel shall maintain confidentiality with respect to all such information. Indemnitee shall be required to appeal an adverse decision of a court only if (i) the aggregate maximum amount payable in respect of all Tax Claims is less than the Indemnitors' maximum liability under Section 2(a), and (ii) the Lead Indemnitor delivers a legal opinion (setting forth in reasonable detail the facts and analysis upon which such opinion is based) of independent counsel selected by such Indemnitee reasonably acceptable to the Lead Indemnitor (the cost of which shall be borne by the Lead Indemnitor) which opinion concludes that, after taking into account conclusions of fact and law contained in the lower court's decision, it is more likely than not that such Indemnitee will prevail on appeal. In no event shall such Indemnitee be required to appeal an adverse determination beyond the first appeal.

                  (f) The Lead Indemnitor will be entitled to contest (acting through counsel selected by the Lead Indemnitor) and control the contest of any Tax Claim that relates in any material way to the status of Casden REIT or CPLB REIT as a REIT, provided, that, AIMCO reasonably believes that the conduct of such contest will not materially adversely affect the REIT Status of any Indemnitee. If a Tax Claim relates in any material way to the status of Casden REIT or CPLB REIT as a REIT and the claim also relates to other items, AIMCO shall use its best efforts (the cost of which will be borne solely by the Lead Indemnitor) to separate the items related to the status of Casden REIT or CPLB REIT as a REIT into a contest separate from the contest of the other items. Any costs and expenses of such contest controlled by the Lead Indemnitor shall be paid by the Lead Indemnitor. Except as otherwise provided in this agreement, the Indemnitees shall have sole control over all claims other that the items related to the status of Casden REIT or CPLB REIT as a REIT. The Lead Indemnitor shall consult in good faith with, and keep reasonably informed, AIMCO and its counsel concerning the status of the Tax Claim and shall provide AIMCO and its counsel with copies of any documents, reports or claims issued by or sent to the relevant auditing agent or Tax authority, as well as a reasonable opportunity to review and comment thereon, but the decisions regarding what actions are to be taken shall be made by the Lead Indemnitor in its sole judgment, unless an Indemnitee reasonably believes that it must conduct such proceeding to avoid a material adverse affect to the REIT Status of an Indemnitee, in which case, notwithstanding any other provision of this Agreement to the contrary, Indemnitees may thereafter take over and control the contest of such Tax Claim in accordance with Section 5(e).

                  (g) If the aggregate maximum amount payable in respect of all Tax Claims is less than the Indemnitors' maximum liability under Section 2(a), Indemnitee shall not make payment of any claim for at least thirty (30) days after giving written notice of such claim to Indemnitor if such forbearance is permitted by law. If the conduct of the contest requires such Indemnitee to pay the tax claimed and file or sue for a refund, Indemnitors shall advance to such Indemnitee, on an interest-free basis, sufficient funds to pay the tax and any interest, penalties and additions to tax payable with respect thereto (to the extent such amount is subject to Indemnitors' indemnity obligations hereunder). Indemnitee shall immediately use such funds to pay such tax, interest, penalties or additions to tax, as the case may be.

                  (h) If an Indemnitee receives any settlement offer from the Internal Revenue Service or similar notice from a Tax authority of a state, local, or foreign government with respect to a claim for which such Indemnitee seeks indemnity from Indemnitors, such Indemnitee shall promptly inform the Lead Indemnitor of the receipt of such settlement offer. If the Lead Indemnitor recommends acceptance of such settlement offer, but such Indemnitee declines to accept such offer in writing within thirty (30) days: (i) the obligation of Indemnitors to make indemnity payments under this Agreement as the result of any such contest or proceedings shall not exceed the obligation that it would have had if such contest had been settled or proceeding terminated on the basis of the settlement offer the acceptance of which was recommended by Indemnitor; and (ii) Indemnitors shall have no further liability for costs or other expenses in respect of such contest. An Indemnitee shall not settle any claim without Indemnitor's consent; provided, however, that such Indemnitee shall not be required to contest any proposed adjustment and may settle any such proposed adjustment if (i) such Indemnitee shall waive its right to indemnity with respect to such adjustment and shall refund to Indemnitors any amount previously paid or advanced by Indemnitors with respect to such adjustment or the contest of such adjustment, (ii) the subject of such contest has previously been resolved in a Final Determination for a prior taxable year adversely to such Indemnitee, unless the Lead Indemnitor shall have provided such Indemnitee with an opinion of independent tax counsel, selected by the Lead Indemnitor with the consent of such Indemnitee which consent shall not be unreasonably withheld, at the cost of the Lead Indemnitor, setting forth in reasonable detail the facts and analysis upon which such opinion is based (a copy of which is delivered to such Indemnitee), that as a result of a Tax Law Change or change in fact, the prior Final Determination is no longer determinative of the issue, or (iii) the aggregate maximum amount payable in respect of all Tax Claims exceeds the Indemnitors' maximum liability under Section 2(a).

                  (i) If the Lead Indemnitor shall have requested an Indemnitee to contest such claim as provided above and shall have duly complied with all the terms of this Section 5, Indemnitors' liability for indemnification shall, at the Lead Indemnitor's election, be deferred (subject to the provisions of Section 5(c) hereof) until a Final Determination of the liability of such Indemnitee. At such time, Indemnitors shall become obligated for the payment of any indemnification hereunder resulting from the outcome of such contest, and such Indemnitee shall become obligated to refund to Indemnitors their portion of any amount received as a refund by such Indemnitee or credited to such Indemnitee attributable to advances by Indemnitors hereunder. Within thirty (30) days following such Final Determination, any amounts due hereunder shall be paid first by set off against each other and either (i) Indemnitors shall pay to such Indemnitee any excess of the full amount due hereunder over the amount of any advances previously made by Indemnitors and applied against Indemnitors' indemnity obligation as aforesaid or (ii) such Indemnitee shall repay to Indemnitors their portion of any excess of such advances over such full amount due hereunder, together with their portion of any interest received by such Indemnitee that is properly attributable to their portion of such excess amount of such advances during the period such advances were outstanding, and, if Indemnitors shall have indemnified such Indemnitee with respect to the adverse tax consequences of any advances or payments hereunder, their portion of the amount of any tax savings resulting from their portion of any payment pursuant to this sentence.

         Section 6. Section 337 Election. To the extent permitted by law, AIMCO hereby agrees to make a protective election pursuant to Treasury Regulation Section 1.337(d)-5T(b) with respect to the transactions contemplated by the Merger Agreements, electing to be subject to the rules of Section 1374 of the Code and the regulations thereunder with respect to the assets formerly held by Casden REIT or CPLB REIT in the event that there is a Final Determination that Casden REIT or CPLB REIT did not satisfy the requirements for qualification as a REIT for any Pre-Closing or Straddle Period.

         Section 7. Cooperation.

                  (a) Each Indemnitee agrees to consider in good faith any action (including filing claims for refund and amended Tax Returns) which it is reasonably requested to take by the Lead Indemnitor that would minimize the net amount of any indemnity payment due from Indemnitors hereunder; provided, however, that such Indemnitee shall not be required to take any action that such Indemnitee reasonably believes would place such Indemnitee in a materially worse tax or economic position than such Indemnitee would have been in if such action were not taken.

                  (b) Each Indemnitee shall promptly notify the Lead Indemnitor of the commencement of any audit or examination of such Indemnitee by any Tax authority (other than an IRS Exam, which is governed by Section 6) and shall keep the Lead Indemnitor reasonably informed as to the status of such audit or examination and any proceedings relating thereto; provided, however, that an Indemnitee's failure to comply with this Section 7(b) shall not affect Indemnitors' obligations pursuant to this Agreement except to the extent that the Lead Indemnitor demonstrates that its ability to contest any Tax liability arising out of such audit or examination is actually prejudiced by such failure of the Indemnitee.

         Section 8. REIT Requirements. Notwithstanding the foregoing, in no event shall the amount paid to the Indemnitees pursuant to this Agreement in any tax year exceed the maximum amount that can be paid to the Indemnitees in such year without causing AIMCO to fail to meet the REIT Requirements for such year, determined as if the payment of such amount did not constitute Qualifying Income as determined by independent accountants to AIMCO. If the amount payable for any tax year under the preceding sentence is less than the amount which Indemnitors would otherwise be obligated to pay to the Indemnitees pursuant to this Agreement (the "Expense Amount"), the Indemnitees shall so notify the Indemnitors, and Indemnitors shall (at the Indemnitees' sole cost and expense) place the remaining portion of the Expense Amount in escrow and shall not execute any instrumentation permitting any release of any portion thereof to the Indemnitees, and the Indemnitees shall not be entitled to any such amount, unless and until the Lead Indemnitor and escrow holder receive (all at the Indemnitees' sole cost and expense) notice from the Indemnitees, together with either (i) an opinion of AIMCO's tax counsel to the effect that such amount, if and to the extent paid, would not constitute gross income which is not Qualifying Income or (ii) a letter from AIMCO's independent accountants indicating the maximum amount that can be paid at that time to the Indemnitees without causing AIMCO to fail to meet the REIT Requirements for any relevant taxable year, together with either an Internal Revenue Service Ruling issued to AIMCO or an opinion of AIMCO's tax counsel to the effect that such payment would not be treated as includible in the income of AIMCO for any prior taxable year, in which event escrow holder shall pay such maximum amount. The Indemnitors' and escrow holder's obligation to pay any unpaid portion of the Expense Amount shall terminate ten (10) years from the date of this Agreement, and upon such date, escrow holder shall remit any remaining funds in escrow to the Indemnitors and Indemnitors shall have no obligation to make any further payments notwithstanding that the entire Expense Amount has not been paid as of such date.

         Section 9. Notices. All notices, demands, declarations, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement shall be given in the same manner as in the Master Indemnification Agreement by and among Apartment Investment and Management Company, AIMCO Properties, L.P., XYZ Holdings LLC and the other parties signatory thereto, dated as of the date hereof (the "Master Indemnification Agreement").

         Section 10. Miscellaneous.

                  (a) Each Additional Indemnitor hereby irrevocably and unconditionally appoints the Lead Indemnitor as its agent in connection with the matters described in this Agreement, and grants the Lead Agent an irrevocable and durable power of attorney, with the express authority to take any and all action on such Additional Indemnitor's behalf in connection with this Agreement. Each Indemnitee may rely on any action taken or not taken, and any document or instrument executed and delivered, by the Lead Indemnitor on behalf of any Additional Indemnitor or all of the Additional Indemnitors in connection with the matters described herein.

                  (b) Except as otherwise provided herein, the terms and conditions of this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  (c) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK , INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B).

                  (d) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled under this Agreement, which shall be the exclusive remedies of the parties with respect to any matters expressly covered by this Agreement and the Transaction Documents, except as otherwise expressly provided in this Agreement or the Transaction Documents. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it shall not attempt to deny such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the Transaction Documents in any court other than a federal or state court sitting in the State of New York. Each of the Indemnitors hereby appoints the Lead Indemnitor as its agent for service of process, and service on the Lead Indemnitor shall be deemed service and notice to all other Indemnitors.

                  (e) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  (f) When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  (g) Except as described in Sections 4 and 5 above, each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

                  (h) Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each Indemnitee and Indemnitor.

                  (i) The provisions of this Agreement shall be deemed severable and the invalidity or enforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. Any provision or part of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.

         Section 11. Term. Except as otherwise provided herein, with respect to indemnification for Taxes, the term of this Agreement shall extend from the date hereof until such time as the applicable statute of limitations (including any extensions thereof) bars a claim by the Internal Revenue Service or relevant foreign, state or local Tax authority for a Tax otherwise indemnifiable under this Agreement.

         Section 12. Right of Set-Off; Escrow of Certain Amounts. Upon notice to the Indemnitors specifying in reasonable detail the basis for such set-off, the Indemnitees and their subsidiaries may set off any amount (the "Set-Off Amount") to which any Indemnitee may be entitled under this Agreement against any monies, dividends (other than dividends on AIMCO Common Stock) or payments properly due and owing to any Indemnitor pursuant to any of the Transaction Documents (except the Consulting Agreement for which no set off shall be effected); provided, however, that (i) with respect to any WW Deferred Amount (as defined in the Tri-Party Agreement) payable to XYZ under the Tri-Party Agreement, the Indemnitees may set off only amounts representing claims for Damages (as defined in the Master Indemnification Agreement) that relate to WW (as defined in the Tri-Party Agreement) and (ii) with respect to any PLB A Deferred Amount, PLB B Deferred Amount or PLB C Deferred Amount (as such terms are defined in the Tri-Party Agreement) payable to XYZ under the Tri-Party Agreement, the Indemnitees may set off only amounts representing claims for Damages (as defined in the Master Indemnification Agreement) that relate to PLB A, PLB B or PLB C (as such terms are defined in the Tri-Party Agreement). After delivery of such notice, the Indemnitees shall cause the Set-Off Amount to be deposited into escrow with an escrow agreement and an escrow agent reasonably acceptable to the parties. The escrow agreement shall provide that the Set-Off Amount shall be held by the escrow agent until such time as the claim for indemnification under this Agreement has been finally determined in accordance with this Agreement or by a court of competent jurisdiction. The escrow agreement shall further provide that (i) if it is determined that an Indemnitee is entitled to any portion of the Set-Off Amount, the escrow agent shall pay such portion of the Set-Off Amount, together with interest accrued thereon, to the Indemnitees and, thereafter, the amount to which the Indemnitee is entitled pursuant to this Agreement shall be reduced by such Set-Off Amount; and (ii) if it is determined that an Indemnitee is not entitled to any portion of the Set-Off Amount, the escrow agent shall pay such portion of the Set-Off Amount, together with interest accrued thereon, to the Indemnitor(s) to whom such amount was payable. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit any Indemnitee in any manner in the enforcement of any other remedies that may be available to it.

         Section 13. Termination. This Agreement shall automatically terminate upon the termination of the Casden Merger Agreement in accordance with its terms. In the event of the termination of this Agreement pursuant to this Section 13, except as expressly provided in the Casden Merger Agreement, no party hereto shall have any liability to any other party with respect to this Agreement or the transactions contemplated hereby and this Agreement shall be of no further force or effect.

         Section 14. Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement and supersede all other prior or contemporaneous oral or written agreements and understandings among the parties, or any of them, with respect to the subject matter hereof, and there are no warranties, representations or other agreements, express or implied, made to any party by any other party in connection with the subject matter hereof or thereof except as specifically set forth herein or therein or in the documents delivered pursuant hereto or in connection herewith.




         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                             XYZ HOLDINGS LLC
                               By:  CASDEN INVESTMENT CORP., its managing member

                               By:  /s/ Alan I. Casden
                                    -------------------------------------
                                   Name:  Alan I. Casden
                                   Title:    Chairman


                             THE CASDEN COMPANY


                             By:  /s/ Alan I. Casden
                                  ---------------------------------------
                                   Name:  Alan I. Casden
                                   Title:    Chairman


                             CASDEN INVESTMENT CORP.


                             By:  /s/ Alan I. Casden
                                  ---------------------------------------
                                   Name:  Alan I. Casden
                                   Title:    Chairman



                             /s/ Alan I. Casden
                             ----------------------------------------
                             ALAN I. CASDEN


                             CERBERUS PARTNERS, L.P.


                             By:  /s/ Ronald Kravit
                                  ---------------------------------------
                                   Name:  Ronald Kravit
                                   Title: Authorized Signatory


                             NATIONAL PARTNERSHIP INVESTMENTS CORP.


                             By:  /s/ Charles Boxenbaum
                                  ---------------------------------------
                                   Name:  Charles Boxembaum
                                   Title:    Chairman


                             APARTMENT INVESTMENT AND
                             MANAGEMENT COMPANY


                             By:  /s/ Peter Kompaniez
                                  ---------------------------------------
                                   Name:  Peter Kompaniez
                                   Title:    President